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                                                                    Exhibit 10.4
                               LICENSE AGREEMENT
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This License Agreement ("Agreement") is made effective as of June 10,
1998 by and between

                           EASTERN INVESTMENTS, LLC,

a Connecticut limited liability company having its principal offices at

     7 Goodwin Place, West Hartford, Connecticut 06127, United States

(referred to in this Agreement as "LICENSOR"), and

                     PARADIGM ADVANCED TECHNOLOGIES, INC.,

a Delaware corporation having its principal place of business at

     One Concorde Gate, Suite 201, Toronto, Ontario, M3C 3N6, Canada

(referred to in this Agreement as "LICENSEE").

                                   RECITALS

WHEREAS, LICENSOR represents that it has been granted by BI, Incorporated (hereinafter "BI"), through the BI Agreement (hereinafter defined and attached as Appendix A), the exclusive right in the Exclusive Field and the non-exclusive right in the Non-exclusive Field (hereinafter defined) to grant licenses under United States Patent No. 5,043,736 issued on August 27, 1991 and Reexamination Certificate B1 5,043,736 issued on September 6, 1994 (collectively referred to, inter alia, in this Agreement as the "Patent");

WHEREAS, LICENSOR represents that it has or may acquire patent rights from BI in the Exclusive Field and the Non-exclusive Field related to the subject matter of the Patent in certain foreign countries (collectively referred to in this Agreement as the "Foreign Patent Rights");

WHEREAS, LICENSOR desires to grant to LICENSEE a Non-exclusive License under and for the Patent and the Foreign Patent;

WHEREAS, LICENSEE desires to obtain a Non-exclusive License in a defined field of use under the Patent and under the Foreign Patent Rights, that LICENSOR may have or acquire in the future;

Now, therefore, in consideration of the mutual covenants and undertakings set out herein and other good and valuable, consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

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1. Definitions.

A. "Excluded Field" means any field of use for any system, product, process, method, machine, apparatus, manufacture or service covered by any claim of the Patent or Foreign Patents relating to criminal justice, penal systems, behavioral corrections, probation, parole, pretrial confinement, or court ordered uses, which system, product, process, method, machine, apparatus, manufacture or service may include, but is not limited to, locating, monitoring or tracking persons, vehicles (except vehicles used by law enforcement personnel), and other chattels.

B. "Non-exclusive Field" means any field of use for any system, product, process, method, machine, apparatus, manufacture or service covered by any claim of the Patent or Foreign Patents used by a law enforcement agency to track vehicles that are used by law enforcement personnel.

C. "Exclusive Field" means any field of use for any system, product, process, method, machine, apparatus, manufacture or service covered by any claim of the Patent or Foreign Patents not covered by the Excluded Field or the Non-exclusive Field.

D. "Licensed Product(s)" means systems, products, processes, methods, machines, apparatus, manufactures and/or services covered by one or more of the claims of the Patent or Foreign Patents.

E. "Calendar Year" means the time period beginning on January 1 of any year and ending on December 31 of that same year.

F. "Unit" means each apparatus, machine or product as defined under "Exclusive Field and Non-exclusive Field and that is a Licensed Product."

G. "Monitoring" and "Monitoring Services" mean monitoring, locating, tracking, providing of directions, emergency response services, and other services for a person or object equipped with a Unit from a remote location within the scope of the claims of the Patent.

H. "End Use" means use by a person or other entity of a Unit so that the person, the person's or entity's chattel, or a chattel in the person's or entity's custody is monitored in accord with the terms of the Patent.

I. "End Use Unit" means a Unit suitable for End Use.

J. "End User" means a person or other entity making End Use of a Unit.

K. "End Use License" means a license for End Use that is issued for a particular Unit of Licensed Product(s) in the Exclusive Field or Non-exclusive Field and which remains in force for the life of the Unit so long as all license restrictions, including but not limited to the field of use restrictions, are obeyed. A prototype End Use License is attached as Appendix B.

L. "Sale" means, when performed by LICENSEE, sale, lease or rental of Licensed Products.

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M. "Service Provider" means an individual, business, or other entity or organization which provides Monitoring Services in accord with the terms of the patent.

N. "Product Reseller" means a person, business or other organization that resells Licensed Products other than services.

O. "Provider Services" means services provided to a Service Provider including but not limited to maintenance, support, upgrading, and leasing.

P. "Monitoring License" means one of the licenses defined below allowing a Service Provider to provide Monitoring Services for End Use of a Unit or Units in the Exclusive Field and the Non-exclusive Field.

Q. "Commercial Monitoring License" means a Monitoring License for a Service Provider to provide Monitoring Services to the general public, businesses, and other organizations and that requires the Service Provider to pay a monthly fee for each End User Unit for which it provides Monitoring Services in a calendar month or partial calendar month.

R. "Reseller Unit Monitoring License" means a Monitoring License sold only with an End User Unit that is sold to: a) a Product Reseller which is also a Service Provider and that does not have a Commercial Monitoring License; or b) a Product Reseller that sells End User Units together with Monitoring Services Agreements with a third party Service Provider which does not have a Commercial Monitoring License. A Reseller Unit Monitoring License allows the Product Reseller to provide Monitoring Services for the End User Unit with which it is sold for the life of that End User Unit or until the Service Provider obtains a Commercial Monitoring License. The Reseller Unit Monitoring License can be purchased for a lump-sum payment, or on a monthly installment basis. The Reseller Unit Monitoring License is not transferable to other Units or other Service Providers and terminates when the Service Provider obtains a Commercial Monitoring License, violates the field of use restrictions provided in this Agreement, or the end Unit with which it is sold is taken out of service. A prototype Reseller Unit Monitoring License is attached as Appendix C.

S. "Self Monitoring License" means a Monitoring License for a Service Provider to provide Monitoring Services only to itself, that is, monitoring of persons, vehicles or other chattels employed, owned or otherwise controlled by the Service Provider. A Self Monitoring License is either "Annually Renewable" or "Permanent". When granted under the authority of LICENSEE, these licenses are called "Sublicenses". Prototype Self Monitoring Licenses are included in Appendix D and Appendix E.

T. "Monitoring Services Agreement" means an agreement between a Service Provider and an End User for Monitoring Services. Licensed Monitoring Services Agreement means a Monitoring Services Agreement for which the service provider has a Monitoring License.

U. "Provider Services Agreement" means an agreement between LICENSEE and a Service Provider for LICENSEE to supply Provider Services to the Service Provider.

V. "Gross Sales" means gross sales or lease price (invoiced price when an invoice is issued) less the sum of sale taxes, transportation charges separately itemized, and allowances or credits

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actually granted because of rejections or returns. In the event that LICENSEE sells to an affiliated person or entity, the Gross Sales price shall be the greater of the Gross Sales price as calculated based on the sale from LICENSEE to the affiliated person or entity or the sales price from the affiliated person or entity to the End User. An affiliated person or entity is related to LICENSEE such that: 1) LICENSEE or any one or more of its shareholders, directors or officers exercises control or can share in Twenty (20%) Percent or more of the profits of the affiliated person or entity whether there are any profits or not; or 2) the person or entity or any one or more of such entity's owners, shareholders, directors or officers exercises control of or can share in Twenty (20%) Percent or more of the profits of LICENSEE.

W. "$" -- Unless otherwise specified, all currency amounts herein are in United States Dollars ($).

X. "BI Agreement" means the Novation License Agreement between BI, Incorporated and Eastern Investments LLC effective June 18, 1998.

2. License Provisions.

A. Non-exclusive License

     (i) LICENSOR hereby grants to LICENSEE and LICENSEE accepts from LICENSOR, a Non-exclusive License to make and have made for LICENSEE Licensed Products in the Exclusive Field and the Non-exclusive Field. Additionally, LICENSOR hereby grants to LICENSEE and LICENSEE accepts from LICENSOR, a Non-exclusive License to offer for sale, sell, lease and distribute Licensed Products within the Exclusive Field or Non-exclusive Field to End Users, Product Resellers, and Service Providers. No rights to use are granted under this Section 2A(i). LICENSEE agrees to the following conditions regarding sale or lease of Licensed Products.

     (a) All End Use Units must be sold or leased with an End Use License.

     (b) All End Use Units sold or leased to End Users must be sold with a means for the End User to obtain both:

          a Licensed Monitoring Services Agreement with a Service Provider with a Commercial Monitoring License; and

          a Self Monitoring License.

     (c) All End Use Units sold to Product Resellers that are Service Providers:

          without a Commercial Monitoring License; or

          that resell Units together with Monitoring Services Agreements with a third party Service Provider that does not have a Commercial Monitoring License must be sold with a Reseller Unit Monitoring License.

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  (d) All Units sold to Product ReSellers that are NOT Service Providers or that resell Units without a Monitoring Services Agreement must be sold with restrictions that require the Product Reseller to include a means for the End User to obtain both:

    a Licensed Monitoring Services Agreement with a Service Provider that has a Commercial Monitoring License; and

    a Self Monitoring License.

  (e) LICENSEE agrees to accept the return of End Use Units from direct customers of LICENSEE who do not accept the terms of the End Use License provided that such Units are returned in original condition with all packaging except the outside wrapper within ten (10) days of original purchase. LICENSEE agrees to require as a condition of purchase that Product Resellers selling Units purchased from LICENSEE provide the same return option to their direct customers.

  (f) LICENSEE agrees to accept the return of End Use Units sold with Reseller Unit Monitoring Licenses from Product Resellers who do not accept the terms of the Reseller Unit Monitoring License provided that such Units are returned in original condition with all packaging except the outside wrapper within ten (10) days of the receipt of such Units by the Product Reseller.

  (ii) LICENSOR hereby grants to LICENSEE and LICENSEE accepts from LICENSOR, a Non-exclusive License to use Licensed Products in the Exclusive Field or the Non-exclusive Field.

  (iii) LICENSOR hereby grants to LICENSEE and LICENSEE accepts from LICENSOR, a Non-exclusive Commercial Monitoring License that allows LICENSEE to enter into Licensed Monitoring Services Agreements with End Users and purchasers of Licensed Products. All Licensed Monitoring Services Agreements under this grant must be for an initial term of at least one year. The form of all Licensed Monitoring Services Agreements is subject to prior written approval from LICENSOR, which approval may be withheld at LICENSOR's reasonable discretion if it does not contain the restrictions required by Sections 2A(iii), 2G, 2H, 3, 8E and 12 of this License Agreement.

  (iv) LICENSOR hereby grants to LICENSEE and LICENSEE accepts from LICENSOR, a Non-exclusive License to sell and provide Provider Services and to enter into Provider Services Agreements with Service Providers. All Provider Services Agreements under this grant must be for an initial term of at least one year. The form of all Provider Services Agreements is subject to prior written approval from LICENSOR, which approval may be withheld at LICENSOR's reasonable discretion if it does not contain the restrictions required by Sections 2A(iv), 2G, 2H, 3, 8E and 12 of this License Agreement.

  (v) LICENSOR hereby grants to LICENSEE and LICENSEE accepts from LICENSOR, the non-exclusive authority to grant Permanent Self Monitoring Sublicenses and Annually Renewable Self Monitoring Sublicenses having LICENSEE as the licensor in the Exclusive Field and the Non-exclusive Field. No authority to grant any other type of Sublicense is granted to LICENSEE under this Section 2A. LICENSEE agrees to include the field of use restrictions

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specified herein in these Sublicenses from LICENSEE. LICENSOR has the right to review and approve the form of all such Sublicenses; however, such approval shall not be unreasonably withheld.

  (vi) LICENSOR hereby grants to LICENSEE and LICENSEE accepts from LICENSOR, the non-exclusive authority to use subcontractors to provide Monitoring Services. LICENSEE agrees that only subcontractors with Commercial Monitoring Licenses may be used by LICENSEE. If LICENSEE does use subcontractors to provide Monitoring Services, and provided that the subcontractors pay LICENSOR its royalties in accordance with the terms of their license, LICENSEE shall not be obligated to pay a second royalty for Monitoring Services. LICENSEE also agrees to pay royalties on software used by subcontractors at the rates provided in
Section 2A(vii) based upon the greater of the price paid by the subcontractor or the list price offered by LICENSEE on the open market to Service Providers which are not subcontractors or then current customers of LICENSEE.

  (vii) Royalties for Non-exclusive License.

         LICENSEE, in consideration for the license hereby granted to it, shall pay LICENSOR the following:

         (a) for sales of Licensed Products other than Monitoring Services, subject to Subsections (d)-(j) below, a percentage Royalty of:

         5% up to $10 million in sales;
         4% from $10 million to $20 million in sales;
         3% from $20 million to $30 million in sales;
         2% from $30 million to $40 million in sales;
         1% over $40 million in sales;

based on Gross Sales of Licensed Products for activities encompassed within the claims of the Patent and Foreign Patents which are taken for the convenience of the parties in assessing the value of the patent rights granted to include, among other things, for products related to cellular telephones and GPS, sale, lease or rental of hardware units, sale or licensing of software, and Provider Services Agreements;

         (b) for sales of Monitoring Services subject to Subsections (d)-(j) below and in accordance with Section 5B(ii), a fixed Royalty of:

         for each Unit including a Reseller Unit Monitoring License sold under
Section 2A(i), $60.00 to be paid in installments of $1.00 per month for five years, or until the holder signs a Commercial Monitoring License, or a one-time payment of $36.00, which Reseller Unit Monitoring Licenses must be purchased monthly by LICENSEE using the Reseller Unit Monitoring License Purchase Order form attached as Appendix F, with the total amount which LICENSEE may owe LICENSOR for Reseller Unit Monitoring Licenses sold on installment capped for all countries collectively at six million dollars ($6,000,000);

         $60.00 for each Unit including a Permanent Self Monitoring Sublicense granted under Section 2A(v);

         $1.00 per month for each Unit covered by a Commercial Monitoring License for which LICENSEE is the Service Provider; and

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         $12.00 per year paid in advance for each Unit covered by an Annually
Renewable Self Monitoring Sublicense granted under Section 2A(v);

     (c) upon execution of this Agreement, LICENSEE shall pay to LICENSOR $14,000 towards LICENSOR's legal expenses for preparation and negotiation of Agreements to date between LICENSOR and LICENSEE;

     (d) as a minimum Royalty starting on November 1, 1998 and continuing through the twelfth month of the first year of this Agreement based on the effective date of June 10, 1998, $3,000 per month due and payable at the start of each and every month to be applied towards the royalty due for that calendar year under Section 2A(vii)(a) above; and

     (e) as a minimum Royalty starting on June 10, 1999, until June 10, 2001 of this Agreement, $5,000 per month due and payable at the start of each and every month to be applied towards the royalty due for that calendar year under Section 2A(vii)(a) above;

     (f) if LICENSEE purchases Licensed Product(s) from another licensee of LICENSOR and royalties have been paid on such Licensed Product(s), then, subject to Section 2A(vii)(g) below, with the exception of the minimum Royalty in Sections 2A(vii)(d) and (e) above, LICENSEE shall not have to pay a second royalty for the sale of such Licensed Product(s);

     (g) if LICENSEE is buying Licensed Product(s) from or selling Licensed Products(s) to another licensee of LICENSOR, LICENSOR agrees to allow LICENSEE and the other Licensee to determine which of them shall pay the royalty to LICENSOR;

     (h) LICENSEE shall have an annual credit of up to 5% of royalties paid by LICENSEE on Licensed Products sold in that calendar year, which credit may be applied towards royalty payments due on sales of Licensed Products which are charged off as bad debts in that calendar year;

     (i) LICENSEE's obligation to pay the minimum Royalty in Sections 2A(vii)(d) and (e) above shall cease when LICENSEE has paid $600,000 to LICENSOR under this Agreement from any source whatsoever or, unless otherwise specified in Section 8, this Agreement has been terminated.

     (j) For LICENSEE's sales of Licensed Product(s) in Canada other than Monitoring Services, LICENSEE shall be entitled to a 35% discount on the percentage royalties as set forth in Section 2A(vii)(a). For sales of Monitoring Services by LICENSEE for Unit(s) which have Canadian phone numbers, LICENSEE shall pay LICENSOR the following fixed royalties in Canadian dollars in accordance with Section 5B(ii):

          for each Unit including a Reseller Unit Monitoring License sold under
          Section 2A(i), $90.00 to be paid in installments of $1.50 per month for five years, or until the holder signs a Commercial Monitoring License, or a one-time payment of $54.00, to be discounted to 65% for the first six months from the date the Canadian Patent issues;

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          $58.50 for each Unit including a Permanent Self Monitoring Sublicense;

          $0.98 per month for each Unit covered by a Commercial Monitoring License for which LICENSEE is the Service Provider; and

          $11.70 per year paid in advance for each Unit covered by an Annually Renewable Self Monitoring Sublicense.

For purposes of clarification, royalties for the sale of Licensed Product(s) in Canada that are made in Canada or countries where the Patent and Foreign Patent(s) have not issued, or for sales of Monitoring Services being provided from Canada to Unit(s) with Canadian phone numbers shall only be due effective when and if the Canadian Patent issues.

     (viii) This Section 2A shall be effective in the United States for a term in accord with the provisions of Sections 6 and 8. This Section 2A shall be effective in other countries when and if LICENSOR obtains Foreign Patent rights in those countries and for the term of those Patents consistently with the provisions of Sections 6 and 8.

B. This Section 2B is intentionally omitted.

C. LICENSEE agrees that any making, selling or distribution for use in the Excluded Field is outside the scope of this License. LICENSEE agrees to exercise reasonable efforts to ensure that no Licensed Products are used in or for the Excluded Field under any purported authority of the LICENSOR. These efforts shall at least include utilizing marketing and advertising materials, media content and packaging which informs potential purchasers of the field of use restrictions prior to purchase, utilizing only written agreements with purchasers which ensure that End Users have an End Use License, which prohibits use in or for the Excluded Field, ascertaining the bona fides of product resellers, service providers, purchasers and users other than individual consumers by requiring them to make a written statement to LICENSEE and LICENSOR which recites the Exclusive Field, the Non-Exclusive Field and the Excluded Field and to represent that they will not use or provide Monitoring Services for the Licensed Products in the Excluded Field or resell the Licensed Products for use in the Excluded Field, and will not sell or ship Licensed Products to purchasers who do not have an End Use License or a Monitoring License and who do not agree to the above restrictions on use. Failure to comply with this paragraph shall be a material breach of this Agreement.

D. This Section 2D is intentionally omitted.

E. As a condition of the grant of the license in this License Agreement, LICENSEE shall pay to LICENSOR all royalties due for the calendar month within 30 days of the end of that month. LICENSEE may make monthly royalty payments on an estimated basis and make quarterly reports within thirty (30) days from the end of each calendar quarter with adjustments for over or underpayment.

F. This Section 2F is intentionally omitted.

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G. LICENSEE shall include the following statements as specified with the specified Licensed Products. With End Units intended for use with a Commercial Monitoring License: "If your Service Provider becomes unlicensed to provide Monitoring Services, you must switch to a Service Provider having a Commercial Monitoring License." With products under Annually Renewable Self Monitoring
Sublicenses: "If your Licensor becomes unlicensed you must obtain an Annually Renewable Self Monitoring Sublicense from another authorized Licensor."

H. Under no circumstance will LICENSOR be bound by or liable or responsible for any obligation, commitment, indemnity, warranty or other agreement of LICENSEE to or with any third party including any holders of Monitoring Services Agreements or Provider Service Agreements, nor will LICENSOR be liable or responsible for any act or failure to act of LICENSEE. The provisions of this
Section 2H shall be placed by LICENSEE in all Services Agreements and Sublicenses.

I. LICENSEE agrees to indemnify and hold harmless LICENSOR from all claims for compensation or damages arising from alleged acts or omissions of LICENSEE alleged to have caused injury or any other loss provided such claims are not caused by action of LICENSOR.

J. LICENSEE agrees that the prototype End Unit License, Self Monitoring Licenses and Reseller Unit Monitoring Licenses attached as appendices to this License Agreement may be modified from time to time in the reasonable discretion of LICENSOR.

K. LICENSEE recognizes that LICENSOR may give other licensees more favorable license terms or royalty rates than the terms and royalty rates contained in this Agreement. LICENSEE further acknowledges that because of other business arrangements between LICENSOR and LICENSEE, LICENSEE will have knowledge of the terms and conditions of other licenses granted by LICENSOR which would normally be the confidential information of LICENSOR. LICENSEE hereby agrees not to seek a reduction in its royalty rates or any other changes to the terms of this Agreement for any reason.

L. Licensee agrees that where an End Use License, a Reseller Unit Monitoring License, an Annually Renewable Self-Monitoring License, or a Permanent Self-Monitoring License are called for under the terms of this Agreement, the forms of these licenses as provided in Appendices B through E will be incorporated into applicable documents provided with the sale or lease of goods and services covered within this Agreement. Licensee agrees that the contents of the form licenses appearing in the appendices may be changed from time to time in LICENSOR's reasonable discretion and that the new form licenses shall be appended to this Agreement and enumerated as, e.g., "B1" for the first version of Appendix B, "B2" for the second version and so forth. Licensee agrees to apply the new terms in all applicable documents printed after the effective date of the changes.

M. LICENSOR and LICENSEE agree to respond in a timely manner to any request made by the other. All written requests shall be responded to in writing. All verbal requests may be answered either verbally or in writing at the discretion of the responding party.

N. (i) Any improvements, extensions or enhancements to the Patent made by LICENSOR or persons or entities affiliated with LICENSOR either by way of administrative process or improvement patent(s) shall automatically be licensed to LICENSEE under the terms and

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conditions of this Agreement effective on the date of issue. This grant is limited to improvements, extensions or enhancements made by LICENSOR or persons or entities affiliated with LICENSOR.

     (ii) LICENSOR shall automatically have a license to make, use, sell and sublicense any improvements, extensions or enhancements to the Patent made by LICENSEE or persons or entities affiliated with LICENSEE either by way of administrative process or improvement patent(s). LICENSEE agrees that LICENSOR shall have the sole right to sublicense such improvements, extensions or enhancements to other licensees of LICENSOR, provided however, that LICENSEE acting reasonably shall have the right to approve the terms of such sublicenses, which approval may not be withheld if the terms and conditions of such sublicenses are reasonably similar to the terms and conditions given by LICENSEE to third parties. This grant shall terminate with the termination of this Agreement subject to Section 2N(iii) below. LICENSOR shall pay LICENSEE a royalty of 65% of any revenues earned by LICENSOR only from LICENSOR's revenues which are attributable to sublicensing of the improvements, extensions or enhancements obtained from LICENSEE, but shall not include other revenues of LICENSOR. This grant is limited to improvements, extensions or enhancements made by LICENSEE or persons or entities affiliated with LICENSEE.

     (iii) If this Agreement terminates for reasons other than a default by LICENSEE, then LICENSOR shall continue to have rights to the improvements or enhancements obtained from LICENSEE only to the extent that LICENSOR has sublicensed such improvements and enhancements, and LICENSOR shall have one year from when this Agreement terminates to conclude negotiations with all parties with which LICENSOR has commenced discussions for sublicensing of such improvements or enhancements obtained from LICENSEE hereunder. If this Agreement terminates because of a material default by LICENSEE, then LICENSOR's rights to continue making, using, selling and sublicensing the improvements or enhancements obtained from LICENSEE shall continue. Notwithstanding the above, if this Agreement terminates because of a material default by LICENSOR, then LICENSOR's rights under Section 2N(ii) shall cease immediately and LICENSEE shall assume the sublicenses granted by LICENSOR under its rights in Section 2N(ii).

     (iv) The parties agree that an improvement or enhancement means any modification of a Licensed Product described in the Patent and Foreign Patents or any other patents covering the Licensed Product(s) which are owned by LICENSOR or LICENSEE or persons or entities affiliated with LICENSOR or LICENSEE, provided such modification, if unlicensed, would infringe one or more claims of the Patent and/or Foreign Patents. The parties agree that the term extension means any extensions to the term of the Patent and or Foreign Patents by way of government action.

O. Notwithstanding anything else herein contained in this Agreement, the parties agree to act reasonably at all times between themselves and with all third parties in the exercise of any discretion, authority, or direction, action or inaction resulting from this Agreement. However, where LICENSOR has discretion with respect to enforcement or directing the enforcement of the Patent or Foreign Patents, the application of a standard of correctness and reasonableness to the exercise of discretion shall not be deemed to derogate any such discretion on the part of LICENSOR to select any correct and reasonable option from among any of the possible correct or reasonable options.

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P. Payments that are more than 30 days past due shall be subject to a monthly interest charge of the lesser of 1.25% or the amount allowed by law.

3. Marking.

A. LICENSEE will permanently mark all Licensed Products, including software, systems, machines, apparatus and manufactures made, sold or distributed by LICENSEE (such markings for the software at least in any source code, screen displays, user manuals and advertising materials) with the appropriate patent number(s) in accordance with the statutes or other laws of the United States or any other applicable country relating to the marking of patented articles, including 35 U.S.C. (S) 287(a) (e.g., in the form "Licensed under U.S. Patent No. B1 5,043,736."). Such Licensed Products when produced for distribution in North America shall include marking for all patents issued in North America. LICENSEE agrees that it will mark with the words "Patent Pending" or similar marking as appropriate all products which would be Licensed Products in the applicable foreign country were an applicable Foreign Patent to issue if an application for patent is pending in the applicable foreign country when the product is manufactured or sold. LICENSEE agrees to comply with all applicable laws of any foreign jurisdiction regarding the marking of goods while a patent is pending or unexpired.

B. LICENSEE will permanently mark all Licensed Products, including software, systems, processes, methods, machines, apparatus and manufactures made, sold or distributed by LICENSEE and all manuals and bills of sale with a Limited Field of Use notice as follows: "This [product] is licensed for and only for use which does not relate to criminal justice, penal systems, behavioral corrections, probation, parole, pretrial confinement, or court ordered uses."

C. LICENSEE will permanently mark all Licensed Products, including software, systems, processes, methods, machines, apparatus and manufactures made, sold or distributed by LICENSEE and all manuals and bills of sale with a Limited Use notice as follows: "This [product] is licensed solely for use in conjunction with a Licensed Monitoring Services Agreement and may not be used without a valid End Use License."

D. LICENSEE covenants that it will insure that all Sublicenses negotiated by LICENSEE require compliance with the marking provisions of this Section 3 and will make reasonable efforts to monitor and enforce such compliance.

E. Licensed Products shall be considered permanently marked if such markings are placed on the Licensed Products in accordance with industry standards for permanently marking similar products.

4. Sublicenses.

LICENSEE may only grant sublicenses in its name under this Agreement as provided in Sections 2A(v).

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5. Reporting.

A. LICENSEE shall keep or cause to be kept, in accordance with generally accepted accounting principles, books, records and accounts covering its operations applicable to this Agreement and containing all information necessary for the accurate determination of amounts payable hereunder. LICENSEE also agrees to permit a certified public accountant to inspect or audit, at LICENSOR's expense, at reasonable intervals, upon three business days prior notice and during regular business hours, such books, records and accounts as may be necessary to determine the completeness and accuracy of reports required to be made hereunder. In the event any such inspection or audit reveals that any report provided by LICENSEE pursuant to Section 5B below understates Gross Sales, the number of Licensed Products sold or Units covered under Monitoring Services Agreements and Provider Service Agreements entered into pursuant to
Section 2 herein by five percent (5%) or more, then LICENSEE shall bear the cost of such inspection.

B. LICENSEE shall provide LICENSOR with:

   (i) a master copy of the form used for all Licensed Monitoring Services Agreements and Provider Services Agreements;

   (ii) a list of all service/monitoring centers owned or controlled by LICENSEE, including those operated by subcontractors, and a list of the total number of Units serviced by each such service/monitoring center during each month in a calendar quarter within thirty (30) days after the end of each calendar quarter where for the purpose of determining royalties the total number of Units serviced in a month shall be the number of Units covered by Monitoring Services Agreements in that month;

   (iii) a list of the number of Monitoring Services Agreements entered into each calendar month and the total number of Units covered under such Services Agreements within thirty (30) days after the end of each calendar quarter;

   (iv) a list of the Reseller Unit Monitoring Licenses sold each calendar month including the name, address and phone number of the purchaser, the number sold to each purchaser and the model name and/or number and serial or other individual Unit identification number of each Unit sold to each purchaser within thirty (30) days after the end of each such calendar month, this requirement being deemed fulfilled by LICENSEE by using the Reseller Unit Monitoring License Purchase Order form attached as Appendix F and delivering copies to LICENSOR;

   (v) a list of the Renewable Self Monitoring Licenses sold each calendar month including the name, address and phone number of the purchaser, and the start date and term of the License within thirty (30) days after the end of each calendar quarter;

   (vi) a list of the Permanent Self Monitoring Licenses sold each calendar month including the name, address and phone number of the purchaser, and the start date of the License within thirty (30) days after the end of each calendar quarter;

     (vii) a list of all of its suppliers of Licensed Products and the amount and type of goods or materials supplied by each such supplier within thirty (30) days after the end of each calendar quarter;

     (viii) a report in writing, certified by an officer of LICENSEE, setting forth the number and type of all other Licensed Products sold during each calendar month by LICENSEE within thirty (30) days after the end of each calendar quarter; and

     (ix) a reviewed annual summary report of all information required in Sections 5B(i)-5B(viii) prepared at the expense of LICENSEE within one hundred twenty (120) days after the completion of each Calendar Year, prepared by an independent accounting firm which at the time shall be used by LICENSEE as its accountants at the expense of LICENSEE.

C. This Section 5C is intentionally omitted.

D. All quarterly reports required under this Section 5 shall accompany the monthly payment of royalties required in Section 2E for the quarter in which they are due.

E. LICENSEE shall provide LICENSOR, within 30 days after completion, with: copies of any financial information or reports filed with any governmental agencies; and any financial statements, and balance sheets.

F. When reasonably feasible and appropriate LICENSEE shall make all reports to LICENSOR in digital electronic form and in a format acceptable to LICENSOR in its reasonable discretion provided that this requirement does not materially add to the cost of reporting by LICENSEE.

G. LICENSEE agrees to promptly deliver all reports required under this Section
5.

H. Notwithstanding this Section 5, if the reports required herein are not made by LICENSEE on a timely basis, or if LICENSEE underestimates royalty payments in any calendar quarter by more than 25%, then LICENSOR may require LICENSEE to make all such reports on a monthly basis until all such reports are delivered to LICENSOR on a timely basis for a period four (4) months. Furthermore, if LICENSEE underestimates royalty payments by more than 25% for any quarter in any year, LICENSOR may in its reasonable discretion require that the reviewed annual statement required under Section 5B(ix) be audited, and the cost of such audit shall be borne by LICENSEE.

6. Bankruptcy.

LICENSOR may terminate this Agreement if, at any time, LICENSEE shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of LICENSEE or of its assets, or if LICENSEE proposes a written agreement of composition or extension of its debts, or if LICENSEE shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if LICENSEE shall propose or be a party to any dissolution or liquidation, or if LICENSEE shall make an assignment for the benefit of its creditors.

7. Confidentiality.

This Agreement and all of its terms and conditions shall be kept confidential by LICENSEE and shall not be disclosed without the prior written consent of LICENSOR, except as may be required by law or by order of a court. LICENSEE may disclose that it has a license under the Patent and Foreign Patent Rights. LICENSEE may disclose this Agreement to its legal and financial advisors, directors, influential shareholders, or potential shareholders other than licensees or potential licensees of LICENSOR, provided that LICENSEE obtains signed non-disclosure agreements prior to any such disclosure. The form of such non-disclosure agreement shall be subject to approval by LICENSOR in LICENSOR's reasonable discretion. LICENSEE may not under any circumstances show a copy of this Agreement or disclose the terms of this Agreement to other licensee's of LICENSOR.

8. Term and Termination.

A. This Agreement shall be effective as of the dates first set forth above and shall continue in effect until the expiration or lapsing of the Patent and/or Foreign Patents, unless the Agreement is terminated in accordance with other express provisions hereof. LICENSEE's obligation to LICENSOR for royalty payments for Licensed Products shall cease only with the lapse or expiration of the Patent and/or Foreign Patents.

B. (i) LICENSOR may terminate this Agreement, and the licenses granted and made herein only if LICENSEE defaults in the performance of, or breaches any material obligation and fails to use its best efforts to cure such default or violation within 30 days after written notice from LICENSOR and does not so cure within 30 days after said notice. If such default or breach is not reasonably capable of being cured within 30 days, and LICENSEE demonstrates that LICENSEE is proceeding diligently to cure such default or breach, then LICENSEE shall have reasonable additional time to cure.

   (ii) LICENSEE may terminate this Agreement, and the licenses granted and made herein in accordance with Section 20B hereof, or if LICENSOR defaults in the performance of, or breaches any material obligation and fails to use its best efforts to cure such default or violation within 30 days after written notice from LICENSEE and does not so cure within 30 days after said notice. If such default or breach is not reasonably capable of being cured within 30 days, and LICENSOR demonstrates that LICENSOR is proceeding diligently to cure such default or breach, then LICENSOR shall have reasonable additional time to cure.

C. The foregoing notwithstanding, LICENSEE acknowledges and agrees that monetary damages for any breach or threat of breach of LICENSEE's obligations under the field of use restrictions, including but not limited to Section 2C, or under Sections 3, 11 and 12 would be inadequate compensation to LICENSOR for such breach or threat of breach and that LICENSOR shall, therefore, be entitled to seek and obtain temporary and permanent injunctive relief for any breach or threat of breach of its obligations under the field of use restrictions, including but not limited to Section 2C, or under Sections 3, 11 and 12 without prejudice to any other right or remedy to which LICENSOR may be entitled under law or equity and without providing LICENSEE with the opportunity to cure within thirty (30) days as required under Section 8B above.

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

D. Upon termination of this Agreement, LICENSEE agrees that it will immediately stop making, using and selling Licensed Products, and that LICENSEE will immediately cease and desist from servicing existing Licensed Monitoring Services Agreements and Provider Services Agreements or entering into any additional Licensed Monitoring Services Agreements and Provider Services Agreements. If this Agreement terminates, LICENSEE may continue to use, buy and resell Licensed Products from vendors that are licensees of LICENSOR provided such licensees are in good standing with LICENSOR. If this Agreement is terminated by either party and the other party invokes the arbitration provisions in accordance with Section 22, then such termination shall be stayed in accordance with Section 22C pending the outcome of the arbitration proceedings.

E. Upon termination of this Agreement, LICENSEE shall have the limited right for ninety (90) days to sell-off any remaining inventory in accordance with the terms and conditions of this Agreement, provided that payments for royalties are paid every 7 days. At LICENSOR's option, all remaining inventory may be purchased by LICENSOR from LICENSEE at LICENSEE's cost of manufacture. If LICENSOR does not purchase all of LICENSEE's remaining inventory, then LICENSEE shall have an additional ninety (90) days following notice by LICENSOR of no desire to purchase such inventory to sell off remaining inventory, but may only sell such remaining inventory to other persons or entities that are Licensed by LICENSOR or to persons or entities that are outside of the United States or other countries where Foreign Patents have issued provided the products are shipped to a country other than the United States or any country where the Foreign Patent has issued, and must make royalty payments every seven (7) days. If LICENSEE sells and ships its remaining inventory to a location outside of the United States or a country where the Foreign Patent has not issued, then LICENSEE shall obtain a written statement from each purchaser containing the name, address and contact information for the purchaser, the location where the product is being shipped to, and an agreement by the purchaser that it will not to sell or ship the product to the United States or any country where the Foreign Patent has issued, and shall provide LICENSOR with copies of those statements before the product is shipped. After the second ninety (90) days any remaining inventory shall be destroyed by LICENSEE.

F. Challenge by LICENSEE of the validity or enforceability of the Patent, or any Foreign Patent, in any proceeding including but not limited to court proceedings, administrative agency proceedings or arbitration, shall be considered a material breach of this Agreement and shall give LICENSOR the right to terminate this Agreement immediately upon written notification to LICENSEE.

G. If this Agreement is terminated for a material breach by LICENSEE, then LICENSEE's obligation to pay the monthly minimum royalty in accordance with Sections 2A(vii)(d) and (e) hereof, shall continue, but only to the extent of payments due for the initial 36 months from the effective date of this Agreement (June 10, 1998).

H. For purposes of clarification. a material breach shall be defined as:

     (i)   Failure to pay or monetary default;
     (ii)  Challenge of the validity or enforceability of the patent;
     (iii) Failure to follow the field of use restrictions;
     (iv) Failure to follow the marking provisions where such failure jeopardizes the validity or enforceability of the patent, or LICENSOR's rights under the patent.

     (v) Committing an act that jeopardizes the validity or enforceability of the patent provided that a reasonable person acting prudently would conclude that such an act would have the effect of jeopardizing the validity or enforceability of the patent.

     (vi) Committing fraud or misrepresentation with the intent to commit fraud by either party.

9. Effect of Waiver.

The failure by LICENSOR or LICENSEE to exercise any of their rights under this Agreement shall not be deemed to constitute waiver of any of such rights or of any other rights under this Agreement.

10. Representations and Warranties.

A. LICENSOR AND LICENSEE EACH WARRANT TO THE OTHER THAT IT IS A CORPORATION, PARTNERSHIP, OR OTHER LAWFUL ENTITY DULY ORGANIZED AND IN GOOD STANDING UNDER THE LAWS OF ITS JURISDICTION; AND THAT IT HAS THE NECESSARY CORPORATE OR OTHER POWER AND AUTHORITY TO ENTER INTO AND PERFORM UNDER THIS AGREEMENT.

B. LICENSOR MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES, EXPRESS OR IMPLIED, AND ASSUMES NO LIABILITIES OR RESPONSIBILITIES WITH RESPECT TO THE MANUFACTURE, USE, SALE, DISTRIBUTION OR OTHER DISPOSITION BY LICENSEE, ANY AFFILIATE, SUBLICENSEE, PURCHASER, TRANSFEREE, OR END USER OF LICENSED PRODUCTS OR ANYTHING COVERED BY ANY CLAIM OF THE PATENT. LICENSOR SHALL NOT ASSUME ANY LIABILITY RESULTING FROM ANY EXERCISE OR FAILURE TO EXERCISE OF RIGHTS GRANTED UNDER THIS AGREEMENT. LICENSOR SPECIFICALLY DOES NOT MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER WITH RESPECT TO THE PATENT AND THE TECHNOLOGY AND SYSTEMS COVERED THEREBY. IN PARTICULAR, ANY AND ALL WARRANTIES OF VALIDITY, ENFORCEABILITY, SCOPE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND CONCERNING WHETHER OR NOT THE EXERCISE OF THE RIGHTS GRANTED UNDER THIS AGREEMENT WILL OR WILL NOT RESULT IN INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT, OR CAUSE DAMAGE, LOSS OR OTHER INJURY OR DISADVANTAGE ARE EXPRESSLY EXCLUDED.

C. LICENSEE REPRESENTS THAT IT HAS RETAINED ITS OWN LEGAL COUNSEL TO ASSESS THIS AGREEMENT, THE PATENT AND/OR FOREIGN PATENTS INCLUDING SPECIFICALLY PATENT VALIDITY, SCOPE AND ENFORCEABILITY AND IS RELYING ON ITS OWN ASSESSMENTS OF SUCH AND THE ADVICE OF ITS OWN LEGAL COUNSEL AND HAS NOT RELIED ON REPRESENTATIONS FROM LICENSOR OR LICENSOR'S LEGAL COUNSEL WITH REGARD TO MATTERS OF LAW NOTWITHSTANDING ANY FACTUAL OR DOCUMENTARY DATA OR MATERIAL MADE AVAILABLE TO LICENSEE FOR USE IN MAKING ITS OWN

DETERMINATIONS.

11. Prosecution and Infringement

A. Nothing contained in this Agreement shall be construed as imposing on either party any obligation to file any patent application to secure any patent, to prosecute or maintain in force any patent application or patent or to seek reissue, reexamination, or an extension of any patent.

B. LICENSEE agrees to assist, cooperate with and provide information and documents to LICENSOR in connection with any dispute regarding the validity, enforceability, scope or infringement of the Patent and any Foreign Patents.

C. LICENSEE agrees not to voluntarily assist, cooperate with or provide information and documents to third parties in connection with any dispute with third parties regarding the validity, enforceability, scope or infringement of the Patent or any Foreign Patents. Nothing in this paragraph is intended to prohibit or inhibit LICENSEE from complying with orders by courts of competent jurisdiction or in responding reasonably to any subpoena which LICENSEE reasonably believes to be in accordance with law. However, LICENSEE must give LICENSOR notice of any such orders of courts or subpoenas within forty-eight
(48) hours of their receipt exclusive of Saturdays, Sundays and United States or Canadian holidays, and allow LICENSOR the opportunity to file motions relating to such orders of courts or subpoenas prior to responding. Notwithstanding the above, if the hearing date for such court orders or subpoenas is within three
(3) days or less of receipt by LICENSEE, then notice must provided to LICENSOR's legal counsel within twenty-four (24) hours of receipt by LICENSEE, but notice to LICENSOR may be made within forty-eight (48) hours as specified above.

D. If LICENSEE becomes aware of any infringement or potential infringement of the Patent or any Foreign Patents, whether in the Exclusive Field or Non-exclusive Field or Excluded Field, or becomes aware of anything which would be a potential infringement if it were in a territory in which it would be covered by the Patent or any Foreign Patents, LICENSEE will immediately notify LICENSOR in writing. If LICENSEE is threatened with any claim or suit or becomes the subject of any legal action challenging or concerning the Patent or any Foreign Patents or the making, using or selling of anything covered by any claim of the Patent or any Foreign Patents, LICENSEE will immediately notify LICENSOR in writing. LICENSEE agrees that LICENSOR is under no obligation to LICENSEE to institute suit against any infringer, or to defend any suit or action brought by a third party which challenges or concerns the validity or enforceability of the Patent. LICENSEE shall have no right or be under any obligation to institute suit against any infringer or to defend any suit or action brought by a third party which challenges or concerns the validity or enforceability of the Patent or any Foreign Patents.

E. With respect to any suit or action relating to infringement, validity or enforceability of the Patent or any Foreign Patents, LICENSOR shall have the option, but is under no obligation, to bring or defend or to assume the prosecution or defense of such suit or action. LICENSEE agrees to be joined as a named co-plaintiff or co-defendant in any suit or action involving the Patent or any Foreign Patents if it is required by a court in order for LICENSOR to be able to proceed with such suit or action.

F. The existence of any known or suspected infringement by another of the Patent or any Foreign Patents shall not entitle LICENSEE to cease the payment of royalties hereunder.

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

G. LICENSOR shall have no obligation under this Agreement to institute or participate in any re-examination or re-issue proceedings relating to the Patent or any Foreign Patents. LICENSEE shall not under authority of this Agreement institute or participate in any re-examination or re-issue proceedings relating to the Patent or any Foreign Patents.

12. Conformance with Applicable Laws.

LICENSEE agrees that it will not knowingly perform acts or execute contracts which jeopardize the enforceability of the Patent or the Foreign Patents under any law of the applicable jurisdiction. In addition LICENSEE agrees that it will not commit acts of fraud or misrepresentation with respect to LICENSOR or in activities on behalf of LICENSOR including but not limited to activities with regard to the Patent and any Foreign Patent Rights.

13. Assignability.

This Agreement, and the licenses granted herein, may not be assigned by LICENSEE without prior written approval of LICENSOR, such approval not to be withheld unreasonably. If LICENSOR consents to an assignment, LICENSEE agrees to guaranty payment of the monthly minimum royalty in accordance with Section 2A(vii)(d) and (e). LICENSOR has the right to assign this Agreement and to assign its rights under this Agreement, in whole or in part, at any time without LICENSEE's consent, LICENSOR shall give LICENSEE notice of assignment within seven days after the assignment.

14. Trademarks.

Except as provided for in Section 3 and in connection with the negotiation of licenses by either party, nothing in this Agreement shall be construed as conferring upon either party the right or duty to include in advertising, packaging, or other commercial activity any reference to the other party, its trademarks, trade names, service marks, or other trade identity in any manner.

15. Right of LICENSOR to License.

LICENSOR retains the right to enter into non-exclusive licenses with any and all other parties, including competitors of LICENSEE.

16. Retention of Counsel and Waiver of Conflicts.

A. Malin, Haley, DiMaggio & Crosby, P.C. shall at the discretion of LICENSOR continue to be legal counsel to LICENSOR for enforcing the patent, and enforcement will be conducted according to their recommendations. LICENSEE covenants to waive any conflicts of interest so that Malin, Haley, DiMaggio & Crosby, P.C. can continue to represent LICENSOR and members or managers of LICENSOR, in the event of any disputes between LICENSOR and LICENSEE. Further, if LICENSOR retains other counsel in the future, LICENSEE covenants to waive any conflicts of interest in the same fashion as described in this Section 16A so that LICENSOR may retain the counsel of its choice.

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

B. LICENSEE waives any and all conflicts of interest that may arise from participation by members or managers of LICENSOR in business activities on behalf of LICENSEE.

17. Notices.

A. Each party must immediately notify the other of any change of address. All notices, including notices of address change and facsimile number, required to be given hereunder must be in English and in writing and will be deemed to have been received upon the date of receipt after having been properly sent by U.S. Postal Service, Express Mail, or if sent to a location outside of the United States or from outside of the United States, by Federal Express, DHL, or if neither of these is available, by another major courier service providing service to or from the United States with the capacity to track parcels.

B. Notwithstanding the above Section 17A, and except for notices as required under Section 11C of this Agreement, all notices may be sent by facsimile transmission or as proscribed in Section 17A above. Any notices that are sent by facsimile transmission will be deemed to have been received upon the date of receipt if the receiving party acknowledges the notice by signing the final page of the notice and initialing a copy of all other pages and sending a copy of the notice back to the sending party by facsimile transmission. If notice is sent and acknowledged as proscribed in this Section 17B, the receiving party shall accept responsibility for sending a copy of the notice to its counsel, and the sending party shall be relieved of that obligation. If the notice is not acknowledged by the receiving party, then the sending party must send the notice as proscribed in Section 17A above in order for the notice to be deemed validly sent.

C. All notices shall be sent to the following addresses or facsimile numbers:

To LICENSOR:        Mr. Paul Lagassey
                    Eastern Investments, LLC
                    P.O. Box 270734
                    West Hartford, CT 06127
                    Facsimile Number: 860-523-1675

with a copy to:     Mr. Barry Haley
                    Malin, Haley, DiMaggio & Crosby, P.A.
                    One East Broward Boulevard
                    Fort Lauderdale, FL 33301

To LICENSEE:        Mr. David Kerzner
                    Paradigm Advanced Technologies, Inc.
                    One Concorde Gate, Suite 201
                    Toronto, Ontario, M3C 3N6, Canada
                    Facsimile Number: 416-447-3974

with a copy to:     Mr. Larry Krauss
                    Grubner, Krauss
                    Barristers & Solicitors
                    5140 Yonge Street, Suite 1540

                       Toronto, Ontario, M2N 6L7, Canada

18. No Agent.

Nothing contained in this Agreement shall be construed as making either party the partner, joint venturer, agent, or employer/employee of the other. Neither party shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, except and unless as expressly and explicitly provided for herein or expressly and explicitly authorized in writing by the party to be bound. Except as otherwise agreed to in writing by the parties, neither party shall have the right to share in the income, revenues or profits of the other.

19. Construction.

     (i) The parties agree that the validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws and public policies of the State of New York, United States that are applicable to contracts fully negotiated, made and performed in New York. LICENSEE further consents to the jurisdiction over it of the state and federal courts located in New York County, New York, United States for the purpose of resolving any disputes, claims or controversies arising out of or related to this Agreement. The parties agree that the captions are for the convenience of the parties and that they are not for use in construing or limiting the terms of the Agreement. The parties agree that enumerations of certain acts or omissions as material breaches are illustrative and not exclusive.

20. Survivorship.

A. Notwithstanding anything to the contrary in the Agreement, all provisions of this Agreement are hereby limited to the extent mandated by any applicable law, and shall only apply to and be effective where such provisions are legal and enforceable. If any provision or portion of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, and such determination shall become final, to that extent and within the jurisdiction in which it is invalid, illegal or unenforceable, such provision or portion shall be deemed to be severed and deleted herefrom and the remaining provisions shall survive and continue to be enforced so as to give effect to the intentions of the parties insofar as that is possible, as if this Agreement had been written without such provision.

B. LICENSOR may in its sole and absolute discretion alter or renegotiate the BI Agreement. LICENSEE agrees that renegotiation of the BI Agreement is not and will not constitute a breach of this License Agreement. LICENSEE agrees that if the BI Agreement is renegotiated so as to alter LICENSOR's rights in the Patent and/or Foreign Patents such that the new terms reduce the rights that LICENSOR may grant under this License Agreement, LICENSEE agrees that within forty five
(45) days of receiving notice of the need for a modification of this License Agreement that at LICENSEE's option it will either: a) modify this License Agreement to reflect those changes to the satisfaction of LICENSOR; or b) terminate this License Agreement by giving notice to LICENSOR.

If LICENSOR renegotiates its rights under the BI Agreement, LICENSOR agrees to make reasonable efforts not to reduce its rights under the BI Agreement, or to make reasonable efforts to arrange for LICENSEE to be able to obtain those reduced rights directly. If LICENSOR is unable to do so, then the reduced rights to LICENSEE shall no longer be covered by the terms of this Agreement and LICENSEE shall no longer be obligated to LICENSOR for those reduced rights.

21. Entire Agreement.

This written Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements relating thereto. No variation or modification of this Agreement or waiver of any of the terms or provisions hereof shall be deemed valid unless in writing and signed by both parties hereto.

22. Arbitration.

A. Except as otherwise provided herein, if there is a disagreement between the parties, or if either party is of the opinion that it has been dealt with unfairly or unreasonably, LICENSOR and LICENSEE agree to binding arbitration for resolution of these disputes if such disputes cannot be resolved between them within 30 days of one party notifying the other in writing that it intends to seek arbitration. Either party has the authority to initiate the arbitration process 30 days after such notice is given. LICENSOR's right to obtain temporary or permanent injunctive relief under Section 8C shall not be subject to arbitration; however, the final determination as to termination or monetary damages shall be subject to arbitration whether or not LICENSOR obtains such injunctive relief. There shall be no arbitration to determine whether a monetary default by either party, or a challenge by LICENSEE of the validity or enforceability of the Patent or Foreign Patents is a material breach of this Agreement. All arbitration under this Agreement shall be conducted in accordance with the rules of the American Arbitration Association as then existing in New York, New York, and judgment upon the determination rendered may be entered in any court having jurisdiction.

B. Notwithstanding the above, the arbitration panel shall consist of three parties. Both LICENSOR and LICENSEE shall each appoint one arbitrator, and the two arbitrators together shall select a third arbitrator. The cost of arbitration shall be paid for by LICENSEE unless the arbitration panel determines that LICENSOR was not correct in its position or was not acting reasonably in which event the arbitration panel shall determine how the costs of arbitration are to be allocated between LICENSOR and LICENSEE.

C. If the subject matter of a disagreement between the parties is not addressed by the terms of this Agreement or if a matter has been referred to arbitration, then the parties agree to maintain the status quo in effect prior to the disagreement arising or the matter being referred to arbitration, until the disagreement is settled or until an arbitration panel rules on the issue, provided that LICENSEE is paying royalties and subject to LICENSOR's rights to injunctive relief in accordance with Section 8C.

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

23. Execution by Facsimile

The parties agree that this Agreement may be transmitted between them by facsimile machine and the parties intend that a fad Agreement containing either the original and/or copies of the signature of all parties shall constitute a binding Agreement.

AGREED TO AND ACCEPTED:

                                       PARADIGM ADVANCED
EASTERN INVESTMENTS, LLC               TECHNOLOGIES, INC.

By: /s/ Paul J. Lagassey 1/20/99       By: /s/ David Kerzner 1/20/99
   -------------------------------        -------------------------------
Paul J. Lagassey, Manager              David Kerzner, President
Duly Authorized                        Duly Authorized


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